Amendment to Fund Participation Agreement

This Amendment (the “Amendment”), by and among Lincoln Variable Insurance Products Trust, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), Lincoln Investment Advisors Corporation, a Tennessee corporation (“Adviser”), Lincoln Financial Distributors, Inc., a Connecticut corporation (“Distributor”), and American General Life Insurance Company (as successor to American General Life Insurance Company of Delaware) (“Company”), is effective as of May 1, 2023 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Fund Participation Agreement (“FPA”), executed and effective as of March 15, 2021, as amended;

WHEREAS, the parties desire to amend the Agreement to permit the separate accounts to invest in additional funds; and

WHEREAS, effective March 13, 2023 Lincoln Investment Advisors Corporation changed its name to “Lincoln Financial Investments Corporation.”

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Exhibits A and B shall be deleted in their entirety and replaced with Exhibits A and B attached hereto.

2.	All references in the Agreement to “Lincoln Investment Advisors Corporation” are hereby changed to “Lincoln Financial Investments Corporation.”

3.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

4.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

5.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of May 1, 2023.

Lincoln Variable Insurance Products Trust	Lincoln Financial Investments Corporation

By: /s/ William P. Flory Jr.	By: /s/ Benjamin Richer
Name: Bill Flory	Name: Benjamin Richer
Title: VP, Accounting Mgt	Title: SVP, Head of Funds Management
Date: 4/12/2023	Date: 4/12/2023

Lincoln Financial Distributors, Inc.	American General Life Insurance Company

By: /s/ Thomas O’Neill	By: /s/ Eric Tarnow
Name: Thomas O’Neill	Name: Eric Tarnow
Title: SVP	Title: Senior Vice President, Life Products
Date: 4/12/2023	Date: 4/10/2023

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Exhibit A

Funds

Effective as of May 1, 2023

The currently available Funds of the Trust are:

LVIP BlackRock Advantage Allocation Fund

LVIP Delaware Diversified Income Fund

LVIP Delaware High Yield Fund

LVIP Delaware Limited-Term Diversified Income Fund

LVIP Delaware REIT Fund

LVIP Delaware SMID Cap Core Fund

LVIP Delaware U.S. Growth Fund

LVIP Delaware Value Fund

LVIP JPMorgan U.S. Equity Fund

LVIP JP Morgan Small Cap Core Fund

LVIP JPMorgan Mid Cap Value Fund

LVIP JPMorgan Core Bond Fund

Exhibit B

Separate Accounts of the Life Company Registered Under the 1940 Act as Unit Investment Trusts

The following separate accounts are subject to this Agreement:

All registered and unregistered separate accounts utilizing the Trust Funds.

Variable Annuity Contracts and Variable Life Insurance Contracts Registered Under the Securities Act of 1933

The following contracts are subject to this Agreement:

All registered and unregistered contracts and policies funded by the Separate Accounts.